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                                                                     EXHIBIT 4.6

                               SECOND AMENDMENT TO

                         1996 EMPLOYEE STOCK OPTION PLAN

                               OF GREY WOLF, INC.


         The 1996 Employee Stock Option Plan (the "Plan") of Grey Wolf, Inc. (the "Corporation") (formerly known as the DI Industries 1996 Stock Option Plan) is hereby amended effective as of May 14, 2002 as follows:

         1. The name of the Plan shall be amended to the "Grey Wolf, Inc. 1996 Employee Stock Option Plan" and the term "Corporation" shall mean Grey Wolf, Inc.

         2. The first sentence in Section 2 shall be amended to provide as follows:


         "From and after the effective date of this Amendment, the total number of shares of Common Stock to be subject to options granted pursuant to this Plan may not exceed 17,000,000 shares and the total amount that may be granted to any employee in one calendar year is 17,000,000 shares."

         3. The first paragraph in Section 3 shall be amended in its entirety as follows:

         "The Board of Directors of the Corporation (the "Board") shall appoint a Committee consisting of at least two (2) directors, who fulfill the "outside directors" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and "non-employee directors" as defined in Rule 16b-3 promulgated under the 1934 Act, to administer the Plan. The Committee may be the compensation committee of the Board, or any subcommittee of the compensation committee. Members of the Committee will serve for such period of time as the Board may determine in its sole discretion and will be subject to removal by the Board at any time. The Board shall have the power to fill vacancies on the Committee arising by resignation, death or removal or otherwise. The members of the Committee shall serve at the discretion of the Board."

         4. The second paragraph of Section 3 shall be revised to replace the term "a disinterested person" with the following "an outside director or non-employee director."


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         5.  The third paragraph of Section 3 shall be amended in its entirety as follows:

         "The Committee shall determine and designate from time to time the eligible persons to whom options may be granted ("Awards") and shall set forth in a related option agreement, the option, the date of grant and such other terms, conditions, provisions, limitations, and performance requirements as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include either or both Incentive Stock Options or Non-qualified Stock Options. All decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee or if such other member is the only member of the Committee, the Board. Although the members of the Committee shall be eligible to receive an option award under this Plan, no member of the Committee shall participate in any decisions regarding any option award granted hereunder to such member."

         The Committee, in its discretion, shall (i) interpret the Plan; (ii) prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan; (iii) establish performance goals for an Award and certify to the extent their achievement; and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive on all interested parties. The Committee may delegate to officers of the Corporation, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Corporation pursuant to such written delegation of authority shall be deemed to have been taken by the Committee. Notwithstanding the foregoing, to the extent necessary to satisfy the requirements of Section 162(m) of the Code and/or Rule 16b-3 promulgated under the 1934 Act, any function relating to a person who is subject to the reporting requirements of Section 16 of the 1934 Act or a "covered employee" as defined in Section 162(m) of the Code, shall be performed solely by the Committee."

         6. The last sentence of Section 4 shall be removed because it is duplicative, and the following shall be added as the last sentence thereof:

         "The exercise price of an option Award intended to qualify for performance-based exception under Code Section 162(m) shall not be less than 100% of the Fair Market Value per share on the date such option Award is granted."

         7. Section 11 shall be amended to add the following after the phrase "any reason whatsoever":

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         "(including but not limited to a corporate merger or sale, etc. where the Corporation or a parent or subsidiary of the Corporation is not the surviving Corporation, whether or not the employee continues employment with the surviving corporation)"

         8.  Section 12 of the Plan shall be amended in its entirety as follows:

         "Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the employee only by the employee or the employee's legally authorized representative, and each option agreement in respect of an Incentive Stock Option shall so provide. The designation by an employee of a beneficiary shall not constitute a transfer of the stock option. The Committee may waive or modify any limitation contained in the preceding sentence of this Section 12 that is not required for compliance with Section 422 of the Code.

         Except as otherwise provided herein, Non-qualified Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or by the laws of descent and distribution. The Committee may, in its discretion, authorize all or a portion of a Non-qualified Stock Option granted to an employee to be on the terms which permit transfer by such employee to (i) the spouse, or former spouse, children or grandchildren of the employee ("immediate family members"); (ii) a trust or trusts for the exclusive benefit of such immediate family members; (iii) a partnership in which the only partners are (1) such immediate family members and/or (2) entities that are controlled by immediate family members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split-interest trust or pooled income fund described in Section 2522(c)(2) of the Code, or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the option agreement pursuant to which the Non-qualified Stock Option is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this section, and (z) subsequent transfers of transferred Non-qualified Stock Options shall be prohibited except those by will or the laws of descent and distribution.

         Following any transfer, any such Non-qualified Stock Option shall continue to be subject to the same terms and conditions of the Plan that were applicable immediately prior to the transfer. The event of termination of employment shall continue to be applied with respect to the original employee, following which the Non-qualified Stock Option shall be exercisable by the transferee only to the extent and for such period specified in the option agreement. The Committee and the Corporation shall have no obligation to inform any transferee of a Non-qualified Stock Option of any expiration, termination, lapse or acceleration of such stock option. The Corporation shall have no obligation to register with any federal or state securities commission or any agency any Common Stock issuable

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         or issued under a Non-qualified Stock Option that has been transferred by an employee pursuant to this Section 12."

         9.   Section 15 shall be amended in its entirety as follows:

         "Tax Requirements. The Corporation shall have the right to deduct from all Awards amounts paid hereunder any federal, state or local taxes required by law to be withheld with respect to such payments. The employee receiving shares of Common Stock upon exercise of an option issued under the Plan shall be required to pay the Corporation the amount of any taxes that the Corporation is required to withhold with respect to such shares of Common Stock. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option pursuant to Section 12, the employee who assigns the Non-qualified Stock Option shall remain subject to withholding taxes upon exercise of the Non-qualified Stock Option by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any certificate representing the shares of Common Stock. Such payment may be made (i) by delivery of cash to the Corporation in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligation of the Corporation; (ii) the actual delivery by the exercising employee to the Corporation of shares of Common Stock that the employee has not acquired from the Corporation within six (6) months prior to the date of exercise, which shares so delivered have an aggregate fair market value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) the Corporation's withholding of a number of shares to be delivered upon the exercise of the option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii) or (iii) above."

         10.  A new section 22 shall be added as follows:

         "Investment Intent. The Corporation may require that there be presented to and filed with it by any employee under the Plan, such evidence as it may deem necessary to establish that the Awards granted or shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution."

         11.  A new section 23 shall be added as follows:

         "Indemnification of the Board and Committee. No member of the Board or the Committee, nor any officer or employee of the Corporation acting on behalf of the Board or Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Board and the Committee, and each officer of the Corporation and each employee of the Corporation acting on behalf

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         of the Board or the Committee, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation in respect to any such action, determination or interpretation."

         12.  A new section 25 shall be added as follows:

         "No Guarantee of Tax Consequences. Neither the Corporation nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or being eligible to participate hereunder."





















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